PRICING SUPPLEMENT No. A297 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-218604-02 Dated February 26, 2019

Credit Suisse AG $1,921,930 Allocation Securities

Linked to the Performance of a Weighted Basket of Indices due February 29, 2024

Principal at Risk Securities

Investment Description
These Allocation Securities (the “Securities”) are senior, unsecured obligations of Credit Suisse AG, acting through its London branch (“Credit Suisse” or the “Issuer”) linked to the performance of a weighted basket (the “Basket”) consisting of the S&P 500® Index, the MSCI EAFE® Index and the MSCI Emerging Markets Index (each, a “Basket Component,” and together, the “Basket Components”). The Securities will rank pari passu with all of our other senior unsecured obligations. On the Final Valuation Date, different weightings will be allocated to the Basket Components based on their individual performances as follows: 100% for the Basket Component with the highest return (whether positive or negative), 0% for the Basket Component with the second-highest return (whether positive or negative), and 0% for the Basket Component with the lowest return (whether positive or negative). At maturity, Credit Suisse will pay you a return proportional to the appreciation or depreciation in the level of the Basket from the Initial Basket Level to the Final Basket Level. If the Allocated Basket Return is positive, at maturity, Credit Suisse will pay the full Principal Amount plus a return equal to the Principal Amount multiplied by the Allocated Basket Return. If the Allocated Basket Return is negative, Credit Suisse will pay you a cash payment that is less than the Principal Amount, if anything, resulting in a loss of your principal that is proportionate to the full depreciation of the Basket from the Initial Basket Level to the Final Basket Level. In this case, you will have full downside exposure to the Basket from the Initial Basket Level to the Final Basket Level, and you could lose all of your initial investment. Investing in the Securities involves significant risks. You will not receive interest or dividend payments during the term of the Securities. You may lose some or all of your Principal Amount. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due. If Credit Suisse were to default on its obligations, you may not receive any amounts owed to you under the Securities.

Features
❑	Performance Allocation Feature: At maturity, different weightings will be allocated to the Basket Components based on their respective performances such that the Basket Component with the highest Basket Component Return will be allocated the greatest weighting and the Basket Components with lower Basket Component Returns will be allocated lower weightings. If the Final Basket Level is equal to or greater than the Initial Basket Level, Credit Suisse will pay the Principal Amount at maturity plus a return equal to the Principal Amount multiplied by the Allocated Basket Return. If the Final Basket Level is less than the Initial Basket Level, investors will be fully exposed to the negative Allocated Basket Return at maturity.

❑	Full Downside Market Exposure to the Allocated Basket Return: If the Allocated Basket Return is negative, Credit Suisse will pay you an amount less than your full Principal Amount at maturity, if anything, resulting in a loss of your principal that is proportionate to the full depreciation of the Basket from the Initial Basket Level to the Final Basket Level. The stated payout on the Securities applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due.

Key Dates
Trade Date	February 26, 2019
Settlement Date	February 28, 2019
Final Valuation Date*	February 26, 2024
Maturity Date*	February 29, 2024
*	Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Payment at Maturity will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO PAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN EXPOSE YOUR INVESTMENT TO THE FULL DEPRECIATION OF THE Basket FROM THE INITIAL Basket LEVEL TO THE FINAL Basket LEVEL. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CREDIT SUISSE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF ANY ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY EXCHANGE.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, any product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Security Offering

This pricing supplement relates to Securities linked to the performance of a weighted basket of three indices. The Initial Basket Level and Basket Component Weightings are listed below. The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the performance of the Basket. The Securities are offered at a minimum investment of 100 Securities at $10 per Security (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Basket Component	Ticker	Basket Component Weighting	Initial Basket Level	CUSIP	ISIN
S&P 500® Index	SPX <Index>	100% for the Best Performing Basket Component, 0% for the Second-Best Performing Basket Component and 0% for the Worst Performing Basket Component	100	22549Y677	US22549Y6775
MSCI EAFE® Index	MXEA <Index>
MSCI Emerging Markets Index	MXEF <Index>

Credit Suisse currently estimates the value of each $10 principal amount of the Securities on the Trade Date is $9.905 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the Securities (our “internal funding rate”)). See “Key Risks” in this pricing supplement.

See “Additional Information about Credit Suisse and the Securities” on page 2. The Securities will have the terms set forth in any accompanying product supplement, prospectus supplement and prospectus and this pricing supplement.

The Securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Offering of Securities	Price to Public		Underwriting Discount and Commissions(1)		Proceeds to Credit Suisse AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the Performance of a Weighted Basket of Indices due February 29, 2024	$1,921,930	$10	$0	$0	$1,921,930	$10

(1) UBS Financial Services Inc. (“UBS”) will act as distributor for the Securities. UBS expects to sell all of the Securities to certain fee-based advisory accounts for which UBS is an investment advisor at the price to public of $10 per $10 principal amount of Securities. UBS will not receive a sales commission with respect to the Securities. For more detailed information, please see “Supplemental Plan of Distribution” in this pricing supplement.

UBS Financial Services Inc.

Additional Information about Credit Suisse and the Securities

You should read this pricing supplement together with the underlying supplement dated April 19, 2018, the product supplement dated June 30, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017, relating to our Medium-Term Notes of which these Securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying Supplement dated April 19, 2018 https://www.sec.gov/Archives/edgar/data/1053092/000095010318004962/dp89590_424b2-underlying.htm

♦	Product Supplement No. I-B dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000095010317006316/dp77781_424b2-ib.htm

♦	Prospectus Supplement and Prospectus dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

The Securities are senior, unsecured obligations of Credit Suisse and will rank pari passu with all of our other senior unsecured obligations.

In the event the terms of the Securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement will control.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the Securities and the owner of any beneficial interest in the Securities, amend the Securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in any accompanying product supplement and, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the Securities involve risks not associated with conventional debt Securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

Prohibition of Sales to EEA Retail Investors

The Securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Directive 2003/71/EC; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Securities offered so as to enable an investor to decide to purchase or subscribe the Securities.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and you are willing to make an investment that may be exposed to the full depreciation of the Basket from the Initial Basket Level to the Final Basket Level.

♦	You believe that the Allocated Basket Return will be positive.

♦	You are willing to forgo any dividends paid on the equity securities included in the Basket Components.

♦	You are willing to hold the Securities to maturity as stated on the cover hereof, and you accept that there may be little or no secondary market for the Securities.

♦	You believe that one Basket Component will outperform the other Basket Components over the term of the Securities, but are uncertain as to which Basket Component will perform best. Therefore, you prefer an investment that allocates a higher weighting to the Basket Component with the best performance over the term of the Securities.

♦	You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Basket.

♦	You do not seek current income from your investment.

♦	You understand and accept the risks associated with the Basket Components.

♦	You are willing to assume the credit risk of Credit Suisse for all payments under the Securities, and you understand that the payment of any amount due on the Securities is subject to the credit risk of Credit Suisse.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You seek an investment designed to provide a full return of principal at maturity.

♦	You cannot tolerate a loss of all or a substantial portion of your investment, and you are not willing to make an investment that may be exposed to the full depreciation of the Basket from the Initial Basket Level to the Final Basket Level.

♦	You believe that the Allocated Basket Return will be negative or that the Allocated Basket Return will not be sufficiently positive to provide you with your desired return.

♦	You prefer to receive the dividends paid on the equity securities included in the Basket Components.

♦	You are unable or unwilling to hold the Securities to maturity as stated on the cover hereof, or you seek an investment for which there will be an active secondary market for the Securities.

♦	You believe that the levels of the Basket Components will decline during the term of the Securities or that none of the Basket Components will appreciate sufficiently for a positive Allocated Basket Return.

♦	You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Basket.

♦	You prefer the lower risk, and, therefore, accept the potentially lower returns of conventional debt securities with comparable maturities issued by Credit Suisse or another issuer with a similar credit rating.

♦	You seek current income from your investment.

♦	You do not understand or accept the risks associated with the Basket Components.

♦	You are unwilling to assume the credit risk of Credit Suisse for all payments under the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 7 of this pricing supplement for risks related to an investment in the Securities. For more information on the Basket and Basket Components, see “Historical Information” in this pricing supplement.

Key Terms
Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch.
Principal Amount	$10 per Security
Term	Five years. In the event that we make any change to the expected Settlement Date, the calculation agent may adjust the Final Valuation Date and Maturity Date to ensure that the stated term of the Securities remains the same.
Basket	Basket Component	Ticker	Initial Level
	S&P 500® Index	SPX <Index>	2793.90
	MSCI EAFE® Index	MXEA <Index>	1879.39
	MSCI Emerging Markets Index	MXEF <Index>	1064.94
Payment at Maturity (per Security)

At maturity, Credit Suisse will pay you a cash payment calculated as follows:

$10 + [$10 × Allocated Basket Return]

If the Final Basket Level is less than the Initial Basket Level, you will lose some, and could lose all, of your Principal Amount in an amount proportionate to the negative Allocated Basket Return.

Allocated Basket Return	Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level	100
Final Basket Level	The level of the Basket on the Final Valuation Date, calculated as follows: 100 × [1 + the sum of (each Basket Component Return multiplied by its weighting)]
Basket Component Return	With respect to each Basket Component, the Basket Component Return will be calculated as follows: Final Level – Initial Level Initial Level
Initial Level	The Closing Level of the applicable Basket Component on the Trade Date, as specified on the cover of this pricing supplement.
Final Level	The Closing Level of the applicable Basket Component on the Final Valuation Date, as determined by the calculation agent.
Basket Component Weighting

The weighting for each Basket Component will be determined on the Final Valuation Date as follows:

▪ The Best Performing Basket Component: 100%

▪ The Second-Best Performing Basket Component: 0%

▪ The Worst Performing Basket Component: 0%

Best Performing Basket Component	The Basket Component with the highest Basket Component Return.
Second-Best Performing Basket Component	The Basket Component with the second-highest Basket Component Return.
Worst Performing Basket Component	The Basket Component with the lowest Basket Component Return.

Investment Timeline

Trade Date	The Initial Level for each Basket Component is observed and the Initial Basket Level is set to 100.

Final Valuation Date	The Basket Component Weightings are allocated, and the Final Basket Level and Allocated Basket Return are determined on the Final Valuation Date.

Maturity Date

At maturity, Credit Suisse will pay you an amount calculated as follows:

$10 + [$10 × Allocated Basket Return]

If the Allocated Basket Return is negative, Credit Suisse will pay you an amount less than the Principal Amount, resulting in a loss of principal proportionate to the negative Allocated Basket Return. In this scenario, you will lose some, and could lose all, of your Principal Amount.

Closing Level	The Closing Level of any Basket Component on any trading day will be the closing level of such Basket Component on such trading day, as determined by the calculation agent by reference to (i) Bloomberg Financial Services (“Bloomberg”) or any successor reporting service, or (ii) if Bloomberg or such successor reporting service does not publish the closing level on such trading day, the index sponsor.
Final Valuation Date	February 26, 2024, subject to the market disruption event provisions set forth in any accompanying product supplement under “Description of the Securities—Market disruption events.”
Maturity Date	February 29, 2024, subject to the market disruption event provisions set forth in any accompanying product supplement under “Description of the Securities—Market disruption events.” If the Maturity Date is not a business day, the Payment at Maturity will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
CUSIP / ISIN	22549Y677 / US22549Y6775

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE YOUR ENTIRE PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE ABILITY OF CREDIT SUISSE TO PAY ITS OBLIGATIONS AS THEY BECOME DUE. IF CREDIT SUISSE WERE TO DEFAULT ON ITS OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES.

Supplemental Terms of the Securities

For purposes of the Securities offered by this pricing supplement, all references to each of the following defined terms used in any accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Valuation Date	Final Valuation Date

Key Risks

An investment in the offering of the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the Basket Components. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of any accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	You may receive less than the principal amount at maturity — You may receive less at maturity than you originally invested in the Securities. If the Final Basket Level is less than the Initial Basket Level, you will be fully exposed to any depreciation in the Basket from the Initial Basket Level to the Final Basket Level and will incur a loss proportionate to the Allocated Basket Return. In this case, at maturity, the amount Credit Suisse will pay you will be less than the principal amount of the Securities and you could lose your entire investment. It is not possible to predict whether the Final Basket Level will be negative, and in that case, by how much the Final Basket Level will decrease in comparison to the Initial Basket Level. Any payment on the Securities is subject to our ability to pay our obligations as they become due.

♦	Regardless of the amount of any payment you receive on the Securities, your actual yield may be different in real value terms — Inflation may cause the real value of any payment you receive on the Securities to be less at maturity than it is at the time you invest. An investment in the Securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

♦	The Securities are subject to the credit risk of Credit Suisse — Investors are dependent on our ability to pay all amounts due on the Securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the Securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the Securities prior to maturity.

♦	The Securities do not pay interest — We will not pay interest on the Securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Payment at Maturity is based on the performance of the Basket. Because the Payment at Maturity may be less than the amount originally invested in the Securities, the return on the Securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each Security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

♦	The stated payout from the Issuer applies only if you hold the Securities to maturity — The value of the Securities prior to maturity may be less than the initial investment amount and substantially different than the amount expected at maturity. If you are able to sell your Securities prior to maturity in the secondary market, your return may be less than the Allocated Basket Return and you may receive less than your initial investment amount even if the level of the Basket is positive at that time. The stated payout on the Securities applies only if you hold the Securities to maturity.

♦	Currency Exchange Risk — Because the prices of the equity securities included in the MSCI EAFE® Index and the MSCI Emerging Markets Index are converted into U.S. dollars for purposes of calculating the level of the MSCI EAFE® Index and the MSCI Emerging Markets Index, investors will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities included in the MSCI EAFE® Index and the MSCI Emerging Markets Index trade. Currency exchange rates may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes in currency exchange rates, including changes in liquidity and prices, can occur within very short periods of time. Currency exchange rate risks include, but are not limited to, convertibility risk, market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the equity securities included in the MSCI EAFE® Index and the MSCI Emerging Markets Index, the level of the MSCI EAFE® Index and the MSCI Emerging Markets Index and the value of the securities.

♦	Emerging Markets Risk — The MSCI Emerging Markets Index is exposed to the political and economic risks of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the performance of the securities.

♦	Foreign securities markets risk — Some or all of the assets included in the MSCI EAFE® Index and the MSCI Emerging Markets Index are issued by foreign companies and trade in foreign securities markets. Investments in the Securities therefore involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The equity securities included in the MSCI EAFE® Index and the MSCI Emerging Markets Index may be more volatile than domestic equity securities and may be subject to different political, market, economic, exchange rate, regulatory and other risks, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the values of the equity securities included in the MSCI EAFE® Index and the MSCI Emerging Markets Index, and therefore the performance of the Basket and the value of the Securities.

♦	Hedging and trading activity — We, any dealer or any of our or their respective affiliates may carry out hedging activities related to the Securities, including in instruments related to the Basket Components. We, any dealer or any of our or their respective or our affiliates may also trade instruments related to the Basket Components from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the Securities could adversely affect our payment to you at maturity.

♦	The estimated value of the Securities on the Trade Date is less than the Price to Public — The initial estimated value of your Securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the Securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the Securities and the cost of hedging our risks as issuer of the Securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the Securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the Securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the Securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the Securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the Securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the Securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

♦	Effect of interest rate used in structuring the Securities — The internal funding rate we use in structuring notes such as these Securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the Securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the Securities. We will also use our internal funding rate to determine the price of the Securities if we post a bid to repurchase your Securities in secondary market transactions. See “—Secondary Market Prices” below.

♦	Secondary market prices — If Credit Suisse (or an affiliate) bids for your Securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the Securities on the Trade Date. The estimated value of the Securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the Securities in the secondary market (if any exists) at any time. The secondary market price of your Securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your Securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the Securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your Securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your Securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your Securities may be lower than the price at which we may repurchase the Securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the Securities from you at a price that will exceed the then-current estimated value of the Securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately seven months.

The Securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your Securities to maturity.

♦	Credit Suisse is subject to Swiss regulation — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the Securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the Securities.

♦	Lack of liquidity — The Securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the Securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities when you wish to do so. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the Securities. If you have to sell your Securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent, hedging our obligations under the Securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Securities. Further, hedging activities may adversely affect any payment on or the value of the Securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the Securities, which creates an additional incentive to sell the Securities to you.

♦	Unpredictable economic and market factors will affect the value of the Securities — The payout on the Securities can be replicated using a combination of the components described in “The estimated value of the Securities on the Trade Date is less than the Price to Public.” Therefore, in addition to the levels of the Basket Components, the terms of the Securities at issuance and the value of the Securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

o	the expected and actual volatility of the Basket Components;

o	the time to maturity of the Securities;

o	the dividend rate on the equity securities included in the Basket Components;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the components included in the Basket Components or markets generally and which may affect the levels of the Basket Components; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your Securities prior to maturity, and such price could be less than your initial investment and significantly different than the amount expected at maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

♦	No ownership rights relating to the Basket Components — Your return on the Securities will not reflect the return you would realize if you actually owned the equity securities that comprise the Basket Components. The return on your investment is not the same as the total return you would receive based on the purchase of the equity securities that comprise the Basket Components.

♦	No dividend payments or voting rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Basket Components. Further, the performance of the Basket Components will not include these dividends or distributions and does not contain a "total return" feature.

♦	The U.S. federal tax consequences of an investment in the Securities are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the Securities, the tax consequences of the ownership and disposition of the Securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the Securities, possibly retroactively.

Hypothetical Examples of How the Securities Might Perform

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples and table below illustrate Payments at Maturity for a hypothetical offering of the Securities under various scenarios, with the assumptions set forth below. Numbers in the examples and table below have been rounded for ease of analysis. You should not take these examples or the table below as an indication or assurance of the expected performance of the Basket. The actual terms are set forth on the cover of this pricing supplement and under “Key Terms” above. You should consider carefully whether the Securities are suitable to your investment goals. Any payment on the Securities is subject to our ability to pay our obligations as they become due.

Principal Amount:	$10
Term:	Five years
Basket Component Weightings:	For the Best Performing Basket Component: 95%, for the Second-Best Performing
Basket Component: 5% and for the Worst Performing Basket Component: 0%.

How the Basket Allocation is Determined:

Example 1 — The level of the S&P 500® Index increases by 50% from its Initial Level to its Final Level. The level of the MSCI EAFE® Index increases by 25% from its Initial Level to its Final Level. The level of the MSCI Emerging Markets Index decreases by 5% from its Initial Level to its Final Level.

Because the S&P 500® Index has the highest Basket Component Return, it is the Best Performing Basket Component. Because the MSCI EAFE® Index has the second-highest Basket Component Return, it is the Second-Best Performing Basket Component. Because the MSCI Emerging Markets Index has the lowest Basket Component Return, it is the Worst Performing Basket Component. Therefore, the Basket Component Weightings are determined as follows:

Basket Component	Basket Component Return	Basket Component Weighting
SPX	50%	95%
MXEA	25%	5%
MXEF	-5%	0%

The Final Basket Level will be calculated as follows:

Final Basket Level	=	100 × [1 + the sum of (each Basket Component Return multiplied by its weighting)]

	=	100 × [1 + (Best Performing Basket Component Return x Basket Component Weighting) + (Second-Best Performing Basket Component Return x Basket Component Weighting) + (Worst Performing Basket Component Return x Basket Component Weighting)]

	=	100 × [1 + (50% x 95%) + (25% x 5%) + (5% x 0%)]

	=	148.75

The Allocated Basket Return will be calculated as follows:

Allocated Basket Return	=	Final Basket Level – Initial Basket Level
		Initial Basket Level

	=	148.75 – 100 100

	=	48.75%

As a result, the Payment at Maturity will be calculated as follows:

Payment at Maturity	=	$10 + ($10 × Allocated Basket Return)

	=	$10 + ($10 × 48.75%)

	=	$14.875

Because the Allocated Basket Return is equal to 48.75%, the Payment at Maturity is equal to $14.875 per $10 Principal Amount of Securities, resulting in a total return on the Securities of 48.75%.

Example 2 — The level of the S&P 500® Index increases by 5% from its Initial Level to its Final Level. The level of the MSCI EAFE® Index increases by 7% from its Initial Level to its Final Level. The level of the MSCI Emerging Markets Index decreases by 30% from its Initial Level to its Final Level.

Because the MSCI EAFE® Index has the highest Basket Component Return, it is the Best Performing Basket Component. Because the S&P 500® Index has the second-highest Basket Component Return, it is the Second-Best Performing Basket Component. Because the MSCI Emerging Markets Index has the lowest Basket Component Return, it is the Worst Performing Basket Component. Therefore, the Basket Component Weightings are determined as follows:

Basket Component	Basket Component Return	Basket Component Weighting
MXEA	7%	95%
SPX	5%	5%
MXEF	-30%	0%

The Final Basket Level will be calculated as follows:

Final Basket Level	=	100 × [1 + the sum of (each Basket Component Return multiplied by its weighting)]

	=	100 × [1 + (Best Performing Basket Component Return x Basket Component Weighting) + (Second-Best Performing Basket Component Return x Basket Component Weighting) + (Worst Performing Basket Component Return x Basket Component Weighting)]

	=	100 × [1 + (7% x 95%) + (5% x 5%) + (-30% x 0%)]

	=	106.90

The Allocated Basket Return will be calculated as follows:

Allocated Basket Return	=	Final Basket Level – Initial Basket Level
		Initial Basket Level

	=	106.90 – 100 100

	=	6.90%

As a result, the Payment at Maturity will be calculated as follows:

Payment at Maturity	=	$10 + ($10 × Allocated Basket Return)

	=	$10 + ($10 × 6.90%)

	=	$10.69

Because the Allocated Basket Return is equal to 6.90%, the Payment at Maturity is equal to $10.69 per $10 Principal Amount of Securities, resulting in a total return on the Securities of 6.90%.

Example 3 — The level of the S&P 500® Index decreases by 90% from its Initial Level to its Final Level. The level of the MSCI EAFE® Index decreases by 40% from its Initial Level to its Final Level. The level of the MSCI Emerging Markets Index decreases by 30% from its Initial Level to its Final Level.

Because the MSCI Emerging Markets Index has the highest Basket Component Return, it is the Best Performing Basket Component. Because the MSCI EAFE® Index has the second-highest Basket Component Return, it is the Second-Best Performing Basket Component. Because the S&P 500® Index has the lowest Basket Component Return, it is the Worst Performing Basket Component. Therefore, the Basket Component Weightings are determined as follows:

Basket Component	Basket Component Return	Basket Component Weighting
MXEF	-30%	95%
MXEA	-40%	5%
SPX	-90%	0%

The Final Basket Level will be calculated as follows:

Final Basket Level	=	100 × [1 + the sum of (each Basket Component Return multiplied by its weighting)]

	=	100 × [1 + (Best Performing Basket Component Return x Basket Component Weighting) + (Second-Best Performing Basket Component Return x Basket Component Weighting) + (Worst Performing Basket Component Return x Basket Component Weighting)]

=	100 × [1 + (-30% x 95%) + (-40% x 5%) + (-90% x 0%)]

=	69.50

The Allocated Basket Return will be calculated as follows:

Allocated Basket Return	=	Final Basket Level – Initial Basket Level
		Initial Basket Level

	=	69.50 – 100 100

	=	-30.50%

As a result, the Payment at Maturity will be calculated as follows:

Payment at Maturity	=	$10 + ($10 × Allocated Basket Return)

	=	$10 + ($10 × -30.50%)

	=	$6.95

Because the Allocated Basket Return is equal to -30.50%, the Payment at Maturity is equal to $6.95 per $10 Principal Amount of Securities, resulting in a total return on the Securities of -30.50%. In this scenario, because the Allocated Basket Return is negative, you will lose some of your initial investment.

Hypothetical Payment at Maturity for each $10 Principal Amount of the Securities.

The table below illustrates, for a $10 investment in the Securities, hypothetical Payments at Maturity for a hypothetical range of Allocated Basket Returns. The hypothetical Payments at Maturity set forth below are for illustrative purposes only. The actual Payment at Maturity applicable to a purchaser of the Securities will depend on the Final Basket Level. You should consider carefully whether the Securities are suitable to your investment goals. Any payment on the Securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the table below have been rounded for ease of analysis.

Allocated Basket Return	Return on the Securities	Payment at Maturity (per Security)
100%	100%	$20
90%	90%	$19
80%	80%	$18
70%	70%	$17
60%	60%	$16
50%	50%	$15
40%	40%	$14
30%	30%	$13
20%	20%	$12
10%	10%	$11
0%	0%	$10
−1%	−1%	$9.90
−10%	−10%	$9
−20%	−20%	$8
−30%	−30%	$7
−40%	−40%	$6
−50%	−50%	$5
−60%	−60%	$4
−70%	−70%	$3
−80%	−80%	$2
−90%	−90%	$1
−100%	−100%	$0

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “Material United States Federal Income Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the Securities or instruments that are similar to the Securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, a Security should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Securities is respected and subject to the discussion in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a Security, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the Security. Such gain or loss should be long-term capital gain or loss if you held the Security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the Securities, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the Securities as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the Securities, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the Securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the Securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the Securities, provided that (i) income in respect of the Securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2021 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the Securities and representations provided by us, our counsel is of the opinion that the Securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the Securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to a U.S. equity to which the Securities relate. You should consult your tax advisor regarding the potential application of Section 871(m) to the Securities.

If withholding tax applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld.

FATCA. You should review the section entitled "Material United States Federal Income Tax Considerations—Securities Held Through Foreign Entities" in the accompanying product supplement regarding withholding rules under the “FATCA” regime. The discussion in that section is hereby modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of affected financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

You should read the section entitled “Material United States Federal Income Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graph sets forth the historical performance of the Basket Components, as well as the Basket as a whole, based on the Closing Levels of the Basket Components from January 2, 2008 through February 26, 2019.

We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Basket Components as an indication of future performance of the Basket or the Securities. Any historical trend in the level of the Basket during any period set forth below is not an indication that the level of the Basket is more or less likely to increase or decrease at any time over the term of the Securities.

For additional information on the Basket Components, see “The Reference Indices — The S&P Dow Jones Indices — The S&P 500® Index,” “The Reference Indices — The MSCI Indices — The MSCI EAFE® Index” and “The Reference Indices — The MSCI Indices — The MSCI Emerging Markets Index” in the accompanying underlying supplement.

Historical Information

The Closing Level of the S&P 500® Index on February 26, 2019 was 2793.90.

The Closing Level of the MSCI EAFE® Index on February 26, 2019 was 1879.39.

The Closing Level of the MSCI Emerging Markets Index on February 26, 2019 was 1064.94.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the Securities may be used in connection with hedging our obligations under the Securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the Securities could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the Securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

Supplemental Plan of Distribution

Under the terms of a distributor accession confirmation with UBS, dated as of March 12, 2014, UBS will act as distributor for the Securities. UBS expects to sell all of the Securities to certain fee-based advisory accounts for which UBS is an investment advisor at the price to public of $10 per $10 principal amount of Securities. UBS will not receive a sales commission with respect to the Securities. Investors that purchase and hold the Securities in fee-based advisory accounts will pay advisory fees to UBS based on the amount of assets held in those accounts. For additional information, see “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

We expect to deliver the Securities against payment for the Securities on the Settlement Date indicated herein, which may be a date that is greater or less than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the Securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the Securities offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such Securities will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights and (iii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the Securities. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated February 11, 2019 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on February 11, 2019. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the Securities, the trustee’s authorization, execution and delivery of the indenture and its authentication of the Securities, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated February 11, 2019, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on February 11, 2019. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.